Exhibit 10.56

Product Supply and Distribution Agreement

This Product Supply and Distribution Agreement (hereinafter referred to as this “Agreement”) is made and entered into by and between Play Company Co., Ltd. (hereinafter referred to as “Play”) and Hybe Co., Ltd. (hereinafter referred to as “Hybe”) in relation to a transaction whereby Play distributes products supplied by Hybe.

Article 1 (Purpose of Agreement)

The purpose of this Agreement is to stipulate all matters related to the transaction and distribution of products between Play and Hybe to ensure their faithful compliance therewith, in furtherance of mutual benefit of the parties and fair-trade order of the industry.

Article 2 (Definition of Product)

1. The product contemplated by this Agreement refers to video publications or other publications (pictures, photo books, season’s greetings, DVDs, etc.) produced by Hybe and sold by Play (hereinafter referred to as “Product”) with the details of the relevant Products as set forth in ‘Attachment 1. Product Details’. Additions, removals, changes, etc. made to the details of the Product shall be determined through written agreement between both parties.

2. In lieu of the written agreement in the preceding paragraph, both parties may reach an agreement via electronic mail by sending specific requests to the email address of the contact person specified below. Expressions of intention to add, remove, or change Product details through the above e-mail shall be regarded as genuine expressions of intentions of both parties, and matters finally stated in the e-mail shall become part of this Agreement, subject to the terms agreed upon in this Agreement.

3. Both parties shall manage the e-mail address set forth in the preceding paragraph with a duty of good manager’s care, and in order to change the e-mail address or contact person, it is required to notify the other party of the changed e-mail address or the changed contact at least seven days in advance.

Article 3 (Sale of Products)

1. Hybe grants Play the right to distribute the Product, and Play purchases and distributes the Product from Hybe during the period of this Agreement.

Article 4 (Guarantee)

1. Hybe guarantees that Play is granted the business right to purchase, distribute and sell Hybe’s Products with the foremost priority throughout the world, including Korea, during this Agreement period.

4. Play shall carry out the distribution and sale of Products in good faith and trust, in accordance with the priority granted by Hybe in the main body of Paragraph 1 hereinabove.

Article 5 (Order and Supply of Products)

1. Play shall issue an order to Hybe by entering details in ‘Attachment 2 Order Slip’ including the type, quantity, delivery location, unit price, and delivery due date of the Product it intends to purchase, and if and when Hybe accepts said order slip in writing (including e-mail), this Agreement becomes applicable to such order.

2. Hybe shall deliver the produced Product to Play in accordance with the quantity and unit price indicated in the order slip as agreed upon by both parties under the foregoing paragraph.

3. In principle, Hybe will deliver the entire Products listed in the order slip all at one shipping. However, partially shipped delivery shall be accepted if there is prior written consent from Play (including e-mail).

4. Delivery of the Product shall be made on the delivery die date specified in the order slip or agreed upon in advance by both parties in writing (including e-mail), and delivery is deemed completed when the inspection under Article 6 is completed and no objection is made by Play.

6. Hybe shall prepare and attach a product tag to each packaging unit so that their content can be identified at the time of delivery, and, depending on the nature of the Product, shall take an appropriate measure to prevent the packaged content from sustaining any damage, adulteration, or quality degradation.

7. Delivery and acceptance of the Products following the delivery shall be processed in a prescribed form in the presence of duly authorized employees from both Play and Hybe.

Article 6 (Inspection)

1. Since the delivery due date under Article 5, Paragraph 4 includes the period required for inspection and examination of the Product, Hybe shall notify Play in writing (including e-mail) of the fact that the delivery preparations are completed and undergo the necessary inspection for delivery. Immediately upon receipt of the Product, Play shall issue an acknowledgement of Product delivery to Hybe even before the inspection.

2. Unless there is a justifiable reason to do otherwise pursuant to the Agreement and other related documents, Play shall, within 10 days from receipt of the notification in the forgoing paragraph, conduct an inspection of the Products delivered by Hybe in accordance with the inspection related rules and other internal procedures of Play and notify Hybe of the inspection results.

3. The evaluation standards for inspection in the preceding paragraph shall be as set forth in specifications and other provisions of this Agreement. However, if there are certain evaluation standards still left undetermined at the time of executing this Agreement, Play and Hybe shall consult each other and agree to establish objective, fair and reasonable inspection standards and methods.

4. As an inspection method stipulated herein, Play may conduct a sample inspection by randomly selecting a portion from the extra quantity provided for CS response in excess of the quantity specified in the order slip, and if the sample inspection results reveal that there is an issue of defects, damage, or misprinting of the Product, Play may request Hybe that the issue be corrected. Hybe shall correct the Product through vetting the producing process, etc., and if the same problem persists after inspection for the corrected Products, Play may request Hybe that a quality inspection be conducted. In this case, the delivery due date shall be postponed by the period required for correction and quality inspection, to the extent not exceeding two weeks. If it is expected that the two-week period may be exceeded, Hybe shall discuss with Play about the delivery due date.

5. Play shall perform inspection procedures in good faith and trust to keep Hybe from unexpected damage due to errors involved in the results of the inspection (including sample inspection) under this Article.

6. Play shall manage the Products in receipt with the care of a good manager before or during the inspection period.

Article 7 (Payment for Products)

Hybe shall issue a tax invoice as of the last day of each month with respect to the total transaction amount based on the supply price set forth in Article 3, Paragraph 4 for Products supplied during the period from the 1st to the last day of each month and send it to Play not later than the 2nd day of the following month, and Play shall remit the price for the Products in cash to the account designated by Hybe not later than the last day of the month following the month in which the Product is supplied.

Article 8 (Transfer of Ownership)

1. Ownership of the Product delivered by Hybe to Play shall be deemed to have been transferred from Hybe to Play when Play pays the full price for the Product.

2. Even if the ownership of the Product is yet to be transferred to Play due to Play’s delay in paying for the Product, Play may be allowed to distribute the Product if both parties agree in writing (including e-mail).

Article 9 (Liquidated Damages)

1.

Article 10 (Specifications, etc.)

1. Every Product shall meet the specification details and specification numbers expressly indicated in the Agreement, as well as samples specifications presented by Play, and shall be newly made and of high grade suitable for the purpose of purchase.

2. If the specifications are not expressly indicated in the Agreement, it shall be a sturdy, convenient, defect-free, and high-grade Product that conforms to commercial practices and technical feasibility.

Article 11 (Advertisement, Promotion and Sales Activities)

1. Hybe and Play shall do their best to increase sales of the Products.

2. Play shall be fully committed to securing online and offline accounts for advertisement and expanding distribution territories, sales points, and platforms to promote mutual benefit in accordance with the priority granted by Hybe in the main body of Paragraph 1 of this Article.

3. In order to promote sales of Products, Play may use photos and images of the Products and photos, logos, and images of artists, promotional materials (giveaway images), advertisements and other materials (hereinafter collectively referred to as “Materials”) provided by Hybe.                                                                                                                                                                                                                                                                                                                                                         All intellectual property rights of the Materials provided by Hybe in accordance with this paragraph shall belong to Hybe.

Article 12 (Warranty against Defect)

1. Apart from the delivery examination, Hybe shall guarantee that the quality of the delivered Product complies with the Agreement terms and that the Products are free of defects

Article 13 (Intellectual Property Rights)

1. Hybe represents and warrants at its full responsibility that delivery of the Products to Play does not and will not cause Play or Hybe to infringe on any third party’s intellectual property rights, including trademark rights, patent rights, copyrights, design rights, utility model rights, trade secrets, etc.

3. All intellectual property rights, including copyright and design rights, with respect to the Products sold by Play under this Agreement shall be vested in Hybe, and Play acknowledges that it has no license, right or power regarding the Products granted by Hybe.

4. Play may not by itself directly, or cause any third party to, produce, sell or distribute any products identical or similar to Products delivered by Hybe (For clarity, ‘similar product’ refers to a product that appears to infringe on the intellectual property rights of the Product delivered by Hybe.) and may not commit any act to otherwise infringe intellectual property rights such as granting to a third party an intellectual property right to the Products.

5. All intellectual property rights related to the Materials provided by Hybe in relation to this Agreement shall be owned by Hybe, and as such Play may not use them without the written (including e-mail) consent of Hybe.

6. If a legal dispute arises due to a violation of this Article by Play, Play shall immediately notify Hybe in writing, indemnify and hold Hybe harmless and resolve the dispute at Play’s expense and responsibility.

Article 14 (Agreement Period)

The duration of this Agreement shall be one year from the date of execution, subject to renewal or termination by written agreement between both parties.

Article 15 (Confidentiality)

1. Confidential information. Each party shall keep confidential any information, data, unconfirmed news, remark and other information in any form related to the other party and the other party’s related persons (The other party’s affiliates, personnel of the other party or its affiliates, and in the case of Hybe, including artists working for Hybe or its affiliates. The same hereinafter.) that were provided by the other party or learned from any sources during the course of the Product distribution and shall not reveal such information to any third party without the prior written consent of the other party.

2. No dissemination of any information, including confidential information. Without prior written consent of the other party, neither party may, insofar as it is related to the other party or the other party’s affiliates, distribute or post information provided by the other party or learned from any source during the course of performing the business contemplated herein on any offline media or online media (referring to any methods such as postings on the SNS or Internet, writing comments, sending smartphone messenger, etc.,; the same hereinafter.), no matter whether it is confidential information or information already disclosed to a third party.

3. Materials. Neither party may post or disclose any materials generated during the course of distributing the Product on online or offline media without the other party’s prior written consent (including e-mail).

4. No dissemination. Regardless of whether the content is true, each party shall abstain from making comments or actions or, in particular, disseminating rumors such as false facts that may be detrimental to the social reputation of the other party or the other party’s related persons.

5. When it is necessary for one party to provide confidential information to its personnel, or any other parties including subcontractors, etc. for the purpose of distributing the Product, the party shall execute a separate agreement with the personnel concerned that imposes obligations as stringent as the confidentiality obligation required under this Agreement.

6. If either party (including but not limited to executives, employees, and subcontractors of the party) violates this Article and causes damage to the other party, the violating party shall compensate for any and all damages incurred by the other party and, at the request of the other party, further pay a separate penalty for breach of Agreement, in the amount of                        within      days from the date of the other party’s request. In this case, the other party who requests damage compensation shall have burden of proof to demonstrate the violating party’s violation of this Article.

7. The obligations in this Article shall survive the termination of this Agreement.

Article 16 (Rescission or Termination of Agreement)

1. Either party to this Agreement may rescind or terminate this Agreement by giving written notice to the other party without a need to send the final notice separately, if the other party:

1.	1 has voluntarily filed or has a third party who files against that party an application for bankruptcy, commencement of rehabilitation procedures, workout or other similar procedures or it has passed a resolution for dissolution or liquidation;

2.	2 sustains provisional attachment, provisional disposition, seizure, application for auction, disposition for tax delinquency, or similar disposition, which causes that party to default its obligations under this Agreement;

3.	3 explicitly declares that it has no intention to perform this Agreement;

4.	4 defaults the whole or a part of its obligations under this Agreement due to force majeure;

5.	5 violates confidentiality obligation under Article 15; or

6.	sustains a serious reason tantamount to any of events set forth above.

2.	The parties to this Agreement may rescind or terminate this Agreement in the event where the other party has violated any of provisions in this Agreement and fails to correct it within 10 business days from receipt of notification urging correction thereof, except where the foregoing paragraph or any termination-related provisions within this Agreement is applicable.

Article 17 (Actions to Take upon Termination)

Article 18 (Compensation for Damages)

1. If either party violates its obligations under this Agreement due to its own fault and causes damage to the other party, the party at fault shall compensate for all damages sustained by the other party as a result thereof.

2. The exercise of the right of rescission or termination under this Agreement shall not prejudice any claims for damages exercisable under this Article.

Article 19 (No Assignment of Rights or Obligations, etc.)

Each party to this Agreement may not delegate or transfer all or part of its rights and obligations related to this Agreement to a third party and may not transfer or collateralize any claims related to this Agreement, without the prior written consent of the other party.

Article 20 (Force Majeure)

If either party’s obligations under this Agreement are not fulfilled due to occurrence of an event beyond the reasonable control of that party, such as war, natural disaster, or statutory class 1 infectious disease (including COVID-19), or due to laws or government regulations, to such extent that party shall not be held liable to the other party. In this case, the party affected by such event shall notify the other party thereof and both parties shall have mutual consultation and decide whether to continue to perform this Agreement.

Article 21 (Dispute Resolution)

Matters not specified in this Agreement or any matters that are unclear in interpretation shall be decided by agreement between the parties by reference to the relevant statutes and commercial practices. Any lawsuits related to this Agreement shall be filed with the Seoul Central District Court as the first instance court with exclusive jurisdiction.

Article 22 (Effect of Bid Proposal)

1. Both parties acknowledge that this Agreement is executed as a result of Play being selected as the preferred negotiating party for the Product in the competitive bidding (hereinafter referred to as “Competitive Bidding”) held in accordance with the project ‘Selecting Hybe 2024 Video Publication Distribution Partner’.

2. The terms of the proposal (For clarity, the quantity of the Product and the ratio of supply unit price to the consumer price for sale) for the Product that is the object of the successful bid as contained in the bid proposals submitted by Play to the Competitive Bidding shall be effective as part of this Agreement and supersede Article 5, Paragraph 1. However, both parties may otherwise agree to issue and accept order of the Products under different terms.

3. If the terms of the bid proposal are found untruthful or unable to satisfy the content proposed, Hybe may rescind or terminate this Agreement in accordance with Article 16, Paragraph 2, and Play shall be liable for damages in accordance with Article 18.

IN WITNESS WHEREOF, Play and Hybe executes two copies of this Agreement, sign and seal them, and each party keeps one copy each.

Attachment 1. Product details

Attachment 2. Order Slip (Form)

Attachment 3. Pledge of Ethical Conduct

January 26, 2024

Play Company	Address	20th floor, 396 Worldcupbuk-ro, Mapo-gu, Seoul (Sangam-dong, Nuri Dream Square)
	Company name	Play Company Co., Ltd.
	CEO	(Seal)

Hybe	Address	)
	Company name	.
	CEO	(Seal)

Attachment

~~1. Product Details~~

※ The addition and removal of Products and artists shall be carried out in accordance as agreed upon in Article 2 of this Agreement.

2. Order Slip (Exemplary form – other forms to the same effect may be used.)

3. Pledge of Ethical Conduct

Pledge of Ethical Conduct

Play Company Co., Ltd. (hereinafter referred to as “Partner Company”) pledges to comply with the following while conducting transactions with Hybe Co., Ltd. (hereinafter referred to as “Hybe”), in order to promote mutual development, abide by sound and fair-trading order, and establish an ethical and transparent corporate culture.

Article 1 (Purpose)

Constituting a part of this Agreement, this Pledge of Ethical Conduct is intended to specifically set forth the terms of an integrity agreement in addition to the general terms and conditions of the Agreement entered into between Hybe and Partner Company (hereinafter referred to as the “Agreement”).

Article 2 (Obligations of Hybe)

Hybe shall comply with each of the following provisions:

1 When conducting negotiations related to the Transaction, Hybe will ensure that its executives and employees maintain a relationship of trust with interested parties including partner companies by dealing businesses in fair and objective manner, and comply with this Pledge of Ethical Conduct, relevant laws, and Hybe’s work regulations, etc.

2 Hybe will ensure that its executives and employees will not use important information and data related to their duties in pursuit of personal or third-party benefit and will not engage in any inappropriate practice such as abusing their positions to compel partner companies to take unfair transaction terms.

3 Hybe will refrain from any illegal or unethical actions, such as directing solicitations or unfair requests to partner companies under whatever name or cause, including but not limited to the following practices, and Hybe will never honor any similar requests.

1. Providing financial benefits such as money, securities, gifts (holiday gifts and other token of gratitude), gift vouchers, inappropriate regalement, or entertainment beyond social conventions (referring to the level that an ordinary person with sound common sense finds acceptable)

2. Providing direct or indirect convenience, such as conveniences during business trips, support for personal vacation, or sponsorship for non-business purposes

3. Providing economic opportunities such as transactions that are significantly disadvantageous or advantageous to one party, collateralization, money loan agreement, sale or lease of real property, etc.

4. Offering concurrent positions to director and auditor of a partner company or guaranteed employment opportunity, etc.

5. Acquisition of shares in a partner company or joint investment with a partner company

6. Obtaining any financial or non-financial convenience using other interest relationship

Article 3 (Obligations of Partner Company)

Partner Company shall comply with each of the following provisions:

1 Partner Company will ensure that its executives and employees (including those who have been entrusted or contracted for part or all of the work in relation to the Transaction; the same hereinafter) will comply with relevant laws and this Pledge of Ethical Conduct in a transparent and fair manner in conducting negotiations with Hybe regarding the Transaction.

2 Partner company will not engage in collusion by entering into arrangements, resolutions, or agreements with other companies to maintain a bidding price or win a bid or engage in any unfair practices that unduly restrain free competition.

3 Partner Company will comply with labor-related statutes such as the Labor Standards Act in relation to its executives and employees, guarantee the human rights and dignity of workers, and provide a safe working environment.

4 Partner Company will ensure that its executives and employees do not engage in any illegal or unethical acts, such as directing solicitation or unfair requests, as defined in Article 2, Paragraph 3, to executives and employees of Hybe.

5 If there is a reasonable suspicion that the Partner Company and/or its executives and employees, etc. have violated or are likely to violate the Agreement or this Pledge of Ethical Conduct, Hybe may request Partner Company to submit relevant data (including but not limited to document of proof such as relevant contract and receipts for specific transaction, credit rating reports and shareholder roster, the labor and work standards, details and history of salary payment to its executives and employees, etc.). Then, Partner Company shall provide the relevant data to Hybe within five business days from the date of request and cooperate with the investigation (written or on-site investigation, etc.).

6 If an executive or employee of Hybe violates Article 2, Paragraph 2 or 3, Partner Company will report such violation to Hybe through the website, email or mail, and Hybe shall keep confidential the information related to the person who received such report as well as the relevant content.

Article 4 (Sanctions and Responsibilities in Case of Violation)

1 Each company shall advise and educate its own executives and employees about the content of this Pledge of Ethical Conduct and encourage them to faithfully comply with it.

2 Both companies shall sanction executives and employees who violate the content of this Pledge of Ethical Conduct to an appropriate degree, and in addition, non-violating party to this Agreement may impart disadvantages to the violating party in future transactions, including termination or rescission of this Agreement.

3 Hybe will not impart disadvantages set forth in this article to Partner Company only in case where Partner Company’s violation of this Pledge of Ethical Conduct is objectively recognized to have occurred inevitably due to coercion by Hybe executives or employees and Partner Company has immediately reported such practice to Hybe.

4 As a promise based on mutual trust, this Pledge of Ethical Conduct shall be strictly observed, and Partner Company agrees not to raise any civil or criminal objections to the processing of Hybe pursuant to this Article.

To Hybe Co., Ltd., respectfully